Exhibit 99.2

SERVICEMASTER GLOBAL HOLDINGS, INC.
Supplemental Unaudited Pro Forma Financial Information
(In millions)

	Six months ended	Year ended
	June 30, 2018	December 31, 2017	December 31, 2016	December 31, 2015
Income from continuing operations	$48	$340	$3	$21
Depreciation and amortization expense	44	86	80	75
401(k) Plan corrective contribution	—	(3)	2	22
Fumigation related matters	—	4	93	9
Insurance reserve adjustment	—	—	23	—
Non-cash stock-based compensation expense	8	10	12	8
Restructuring charges	12	21	15	5
Gain on sale of Merry Maids branches	—	—	(2)	(7)
American Home Shield spin-off charges	—	—	—	—
Non-cash impairment of software and other related costs	—	2	1	—
Provision for income taxes	34	(243)	(4)	27
Loss on extinguishment of debt	—	6	32	58
Interest expense	75	150	153	167
Other non-operating expenses	—	—	—	2
Adjusted EBITDA	$221	$373	$406	$388

Terminix	195	330	371	347
American Home Shield	—	—	—	—
Franchise Services Group	46	87	79	77
Corporate	(21)	(45)	(45)	(37)
Adjusted EBITDA	$221	$373	$406	$388

The Corporate Segment Adjusted EBITDA includes historically incurred cost of certain corporate-level activities performed on behalf of the American Home Shield Business. Such corporate costs include: accounting and finance, legal, human resources, information technology, insurance, real estate, tax services and other costs. These costs will be transitioned to Frontdoor through a combination of (1) immediate transfers of certain activities to Frontdoor and (2) payments to ServiceMaster by Frontdoor under transition services agreements. At June 30, 2018, and December 31, 2017, 2016 and 2015, the corporate-level activities historically allocated to the American Home Shield segment that are not included within discontinued operations and are presented within the Corporate segment above totaled approximately $22 million, $44 million, $42 million and $29 million, respectively.